Exhibit 99.1

Cars.com Announces Chief Financial Officer Transition

CHICAGO, September 30, 2026 – Cars.com Inc. (NYSE: CARS), a leading marketplace for automotive sales, today announced that Trent Ziegler has been appointed the company’s next Chief Financial Officer-Designate, effective October 19, 2026. He will formally assume the role of CFO, succeeding Sonia Jain, on November 6, 2026. In order to ensure an orderly transition, Jain will serve as an Executive Advisor to the company through March 31, 2027.

Ziegler joins Cars.com from FairSquare, a fintech holding company, where he served as CFO. Before that, he spent more than a decade at LendingTree, an online lending marketplace, including three years as CFO and seven years leading Investor Relations and Treasury. During that time, he helped the company deliver meaningful improvements in profitability, optimized cost structure, and successfully executed complex financing initiatives and growth-oriented acquisitions. Ziegler has extensive experience in financial planning and analysis, with a strong track record of translating financial insights into disciplined decision-making and business performance. He began his career at Ally Financial Inc.

“We are excited to welcome Trent as Cars.com’s next CFO,” said Tobi Hartmann, Chief Executive Officer of Cars.com. “Trent brings deep marketplace experience and a strong combination of strategic perspective, financial discipline and operational execution. He will help us strengthen performance and create value for our shoppers, customers and shareholders.”

“Cars.com has strong fundamentals and real opportunity ahead,” said Ziegler. “I’m looking forward to working with the team to further scale the business, drive disciplined capital allocation, and deliver shareholder value.”

"We want to thank Sonia for her partnership and contributions to Cars.com,” Hartmann continued. “She has helped guide the company's post-spin off evolution by advancing financial infrastructure and systems, implementing value-based pricing, and strengthening the balance sheet. We are well positioned to build on that progress, and we wish her well.”

About Cars.com

Cars.com (NYSE: CARS) is a leading marketplace for automotive sales. For over 25 years, we've combined the most reviews in the industry, straight answers, and tools that cut through the noise to help shoppers make confident car decisions. Our scaled marketplace paired with interconnected technology, data, and media gives dealers and OEMs everything they need to sell more cars. Learn more at Cars.com.

###

Contacts:

Media Relations:

Christine Spinelli

VP, Communications

cspinelli@cars.com

Investor Relations:

Katherine Chen

VP, Investor Relations

kchen@cars.com